Exhibit 8.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

November 13, 2023

Nocturne Acquisition Corporation

P.O. Box 25739

Santa Ana, CA 92799

RE: Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Nocturne Acquisition Corporation, a Cayman Islands exempted company (“Nocturne”), in connection with the Agreement and Plan of Merger and Reorganization, dated as of December 30, 2022 (as amended or modified from time to time, the “Merger Agreement”), by and among Nocturne, Nocturne Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Nocturne (“Merger Sub”), and Cognos Therapeutics, Inc., a Delaware corporation (“Cognos”), which provides for, among other things, (i) the change of Nocturne’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware pursuant to Section 388 of the Delaware General Corporation Law and Companies Act (As Revised) of the Cayman Islands (the “Domestication”), and (ii) the merger of Merger Sub with and into Cognos, with Cognos continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, including the Domestication, the “Business Combination”). This opinion is being delivered in connection with the Registration Statement (File No. 333-273986) of Nocturne on Form S-4 originally filed on August 14, 2023 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

For purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary, including the representation letter executed as of the date hereof for purposes of this opinion by an officer of Nocturne on behalf of Nocturne (the “Officer’s Certificate”), the Merger Agreement, and the Registration Statement and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) that the original documents (including signatures) are authentic, (ii) that documents submitted to us as copies conform to the corresponding original documents, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) that the representations and statements in the Officer’s Certificate, the Merger Agreement, and the Registration Statement are true, correct and complete and will remain true, correct and complete through the effective time of the Domestication, in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise, and that the parties to the Domestication will comply with the covenants and undertakings in the agreements referenced above. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

1095 Avenue of the Americas

New York, NY 10036-6797

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury Regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Domestication, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” we are of the opinion that, although no specific authority exists with respect to the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets, the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Domestication on U.S. Holders”, insofar as they address the material U.S. federal income tax considerations of the Domestication for U.S. holders of Nocturne Ordinary Shares, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion. In particular, this opinion does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Registration Statement, (ii) any matter arising in connection with Section 367 of the Code, or (iii) any matter arising in connection with the passive foreign investment company rules.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

Very truly yours,